Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan of our reports dated March 26, 2013, with respect to the consolidated financial statements and schedules of Capital Trust, Inc., and the effectiveness of internal controls over financial reporting of Capital Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 2, 2013